Exhibit 10.13

CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

EXECUTION VERSION 2 JANUARY 2018

EXCLUSIVE OPTION AND LICENSE AGREEMENT

This EXCLUSIVE OPTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of January 4th, 2018 (the “Effective Date”), by and between Arcutis, Inc., a United States corporation incorporated in the State of Delaware with offices at 70 Willow Road, Suite 200, Menlo Park, CA 94025 (“Arcutis”) and Jiangsu Hengrui Medicine Co., Ltd., a Chinese corporation with offices at 7 Kunlunshan Road, Economy and Technology Development Zone, Lianyungang, Jiangsu, China (“Hengrui”). Hereinafter, “Parties” shall mean Arcutis and Hengrui together, and “Party” shall mean Arcutis or Hengrui, as the context requires.

RECITALS

WHEREAS, Arcutis is a biopharmaceutical company in the business of developing and commercializing therapeutic products;

WHEREAS, Hengrui Controls the active pharmaceutical ingredient named by Hengrui as SHR0302; and

WHEREAS, Arcutis is interested in conducting preliminary studies on SHR0302 and related compounds as described herein with an option to exclusively license the same for development of topical therapeutic products.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Affiliate” means any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party or other entity in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

1.2 “Applicable Law” means, with respect to any Party or other person or entity, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Party, person or entity.

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1.3 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or governmental order to close.

1.4 “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.5 “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for (a) the first year which shall begin on the Effective Date and end on December 31 and (b) any year in which this Agreement is terminated or expires prior to December 31, in which case the Calendar Year shall be from January 1 of that year to the date of expiration or termination.

1.6 “Commercially Reasonable Efforts” shall mean. with respect to a Party’s obligations under this Agreement, including to develop, commercialize or manufacture the Licensed Products, those efforts and resources dedicated are consistent with such Party’s efforts in pursuing the development, commercialization or manufacture of any other comparable pharmaceutical products that are of similar market potential as Licensed Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Licensed Product, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions. Further, Commercially Reasonable Efforts with respect to a Licensed Product requires that a Party: (a) set and seek to achieve reasonable objectives for carrying out its obligations in a timely manner, subject to adjustment or modification of such objectives taking into account all relevant factors, and (b) make and implement decisions and allocate appropriate resources for the purpose of advancing progress with respect to achieving such objectives.

1.7 “Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights. the possession by a Party of the ability to grant a license or sublicense of such Patent Rights without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to scientific or technical information, results, materials, and data, whether or not patentable, the possession by a Party of the ability to supply the same to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party. For clarity, Control may be based upon ownership as well as upon license or other rights.

1.8 “Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered.” “Coverage” or “Covering”). with respect to a claim of a pending or issued patent, that the developing, making. using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe such claim in the absence of a license under or ownership in the Patent Rights to which such claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular claim shall be made on a country-by-country basis.

1.9 “Dollars” or “$” means the legal tender of the U.S.

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1.10 “Exploit” and “Exploitation” mean to make, have made, import, use, sell, or offer for sale, reproduce, modify, publish, distribute, including to sublicense (through multiple tiers), research, develop, commercialize, register, hold, or keep (whether for disposal or otherwise), have used, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.11 “Field” means any topical formulations for the treatment of skin diseases, disorders and conditions, excluding any other formulations such as for ingestion or injection (either subcutaneous or intravenous or otherwise).

1.12 “First Commercial Sale” means on a country-by-country basis, the first sale of a Licensed Product by a Selling Party following the receipt of all Regulatory Approval required for the commercial sale of such Licensed Product in such country.

1.13 “Generic Competition” means with respect to a Licensed Product in a country, when one or more Generic Product(s) are being marketed in such country and all Licensed Patent Rights Covering such Licensed Product in such country have expired.

1.14 “Generic Product” means a product (a) whose active pharmaceutical ingredient is rated as equivalent to the Licensed Product being sold in a country, (b) that obtained Regulatory Approval solely by means of establishing such equivalence to such Licensed Product, and (c) that is legally marketed in such country by an entity other than a Selling Party hereunder.

1.15 “Governmental Authority” means any transnational, or domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

1.16 “IND” shall mean an Investigational New Drug application. or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the U.S. Food and Drug Administration pursuant to Title 21 of the Code of Federal Regulations, Part 312, or its foreign equivalent.

1.17 “Invention” means any new and nonobvious process, method, composition of matter, article of manufacture, result, data, know-how, software, works of authorship, or information, whether or not patentable or copyrightable.

1.18 “Licensed Compound” means the chemical compound or compounds that are or have been at any time prior to or as of the Effective Date referred to internally or externally by Hengrui as “SHR0302”.

1.19 “Licensed Know-How” means all scientific or technical information, results, materials, and data, including safety and efficacy data, formulae, procedures, final and preliminary protocols, techniques, and results (negative or positive) of experimentation and testing, whether or not patentable that, in each case. are (a) Controlled by Hengrui or its Affiliates at any time prior to or as of the Effective Date or at any time during the Term of this Agreement and (b) materially related to a Licensed Compound or otherwise necessary for the Exploitation of Licensed Products.

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1.20 “Licensed Patent Rights” means all Patent Rights in and to (a) the patents and patent applications listed in Exhibit A hereto, together with any and all current or future divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications claiming priority to any of such listed patents or patent applications or to any application to which such listed patents or patent applications claim priority, and any and all patents that have issued or in the future issue from any of the foregoing, including utility models, petty patents and design patents and certificates of invention, and any and all adjustments, extensions or restorations by existing or future adjustment, extension or restoration mechanisms, including revalidations, reissues, re-examinations, term adjustments, and extensions (including any supplementary protection certificates and the like), of any thereof; and (b) any and all foreign counterparts of any of the foregoing in any nation, jurisdiction, or patent authority in the Territory.

1.21 “Licensed Product” means on a country b) country basis, any pharmaceutical product or component that comprises a Licensed Compound.

1.22 “Licensed Technology” means either or both of the Licensed Patent Rights and the Licensed Know-How.

1.23 “Net Sales” means the gross invoiced sales amount of Licensed Products paid to a Selling Party for the sale or other commercial disposition of Licensed Products in the Territory during the Royalty Term applicable to the country of sale or disposition, less the following items listed to the extent actually taken or incurred with respect to such sale, in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied:

(a) customary credits or allowances for Licensed Product returns during such quarter, including, but not limited to, credits for returned, recalled, damaged, unsold, or short-dated Licensed Product, allowances granted or included in the invoice, discounts, customer program accruals (overbills, administrative fees, Third Party rebates, sales brokerage, and volume rebates), other adjustments and rebates, including but not limited to Medicaid and other state or governmental rebates, charge backs, floor stock adjustments, and similar items that may be estimated in accordance with GAAP/IFRS;

(b) import, export, sales (including VAT or its equivalent) and excise taxes, customs duties, other consumption taxes, or other governmental charges to the extent actually included in gross sales; and

(c) costs of freight, insurance, packaging costs and other transportation charges to the extent actually included in gross sales.

Sales among the Selling Party and its Affiliates or Sublicensees shall he excluded from the computation of Net Sales, except where such Affiliates or Sublicensees are end users, and sales from one Party or its Affiliate or Sublicensee to the other Party or its Affiliate or Sublicensee for use in development activities, in the further manufacture of Products. or for resale shall be excluded from the computation of Net Sales; provided, however, in each case that any subsequent resale shall be included within Net Sales. In addition, the Selling Party may exclude

CONFIDENTIAL

from Net Sales a reasonable provision for uncollectible accounts, consistently applied across all product lines of the particular Party, until such amounts arc actually collected. The computation of Net Sales shall not include Licensed Products provided for use in clinical trials or other research or development activities, or Licensed Products given as samples or for humanitarian or charitable purposes, in each case at or below cost.

For purposes of determining whether a given sale occurs during a computation period, a Licensed Product will be considered sold as of the date of shipment by the applicable Selling Party to its customers, wholesalers, or distributors, as applicable.

No multiple payments on the same Net Sales shall be payable hereunder, regardless of whether the relevant Licensed Products are covered by more than one Valid Claim or otherwise.

If a Licensed Product consists of at least one Licensed Compound and at least one active ingredient that is not a Licensed Compound, then for purposes of the calculation of Net Sales of such Licensed Product, such Net Sales, prior to the royalty calculations set forth above, first shall be multiplied by the fraction A/(A+B), where A is the market value of the Licensed Compound(s) in such Licensed Product as reasonably determined and agreed by Arcutis and Hengrui, and B is the market value of the non-Licensed Compound(s) as reasonably determined and agreed by Arcutis and Hengrui, it being understood that the amount resulting from such calculation shall be the “Net Sales” for the applicable combination Licensed Product which shall be determined on a country-by-country basis. In the case that market values of A and B cannot be reasonably determined and agreed by Arcutis and Hengrui, both agree to, on a country-by country basis, select most comparable marketed products of A and B to determine a median market value for each.

1.24 “Option Period” means the period of time commencing on the Effective Date and ending eighteen (18) months after the Effective Date.

1.25 “Option Period Studies” means studies of the nature and for the purposes outlined in Exhibit B hereto, intended to allow Arcutis determine whether or not it will exercise the Option.

1.26 “Option Period Study Results” means any and all Inventions, scientific or technical information, results, materials, and data, including safety and efficacy data, formulae procedures, final and preliminary protocols, techniques, and results (negative or positive) of experimentation and testing, that are first discovered, made, or developed in the course of conducting the Option Period Studies.

1.27 “Patent Controversy” means any dispute between the Parties to the extent that it involves an issue relating to the inventorship, claim scope or interpretation, infringement, enforceability, patentability, defense. or validity of any Patent Right hereunder, and including any such issues relevant to any prosecution activities hereunder.

1.28 “Patent Right(s)” means all rights and privileges in, to, or under any patent or pending patent application anywhere in the world.

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1.29 “Phase I Clinical Trial” shall mean a human clinical trial in any country in the Territory, which provides for the first introduction into humans of a Licensed Product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity, or pharmacokinetics. as described in 21 CFR 312.21(a), or its foreign equivalent.

1.30 “Phase II Clinical Trial” shall mean a human clinical trial in any country in the Territory, which is prospectively designed to establish the safety, dose ranging and efficacy of a Licensed Product, as further defined in 21 CFR 312.21(b), or its foreign equivalent.

1.31 “Phase III Clinical Trial” shall mean a human clinical trial in any country in the Territory, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis to satisfy the requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.32 “POC Study” means a proof-of-concept clinical study to be conducted as part of the Option Period Studies.

1.33 “Prosecute” means to have primary responsibility for preparing, filing. prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings), including discontinuing or abandoning Patent Rights.

1.34 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to Exploit a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, which shall include any pricing and reimbursement approvals.

1.35 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval, including but not limited to the FDA, the EMA, the European Commission, and the MHLW, and in each case including any successor thereto.

1.36 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Exploit a Licensed Product in a particular country or regulatory jurisdiction, including INDs, MAAs and NDAs.

1.37 “Royalty Term” means, with respect to a given Licensed Product sold or commercially distributed in a given country, on a country-by-country basis, the time period commencing on the date of the First Commercial Sale of the Licensed Product in such country and ending on the later of (i) the expiration of the last Valid Claim in such country Covering such Licensed Product or its use, and (ii) the expiration of the last applicable period of effective regulatory-based exclusivity, if any, for such Licensed Product in such country.

1.38 “Selling Party” means, as applicable, Arcutis, its Affiliate, its Sublicensee, or an Affiliate of a Sublicensee.

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1.39 “Territory” means (a) the United States, (b) Japan, (c) the countries of the European Union as of the Effective Date (including the United Kingdom and all of its component nations, as of the Effective Date), whether or not remaining in the European Union following the Effective Date, (d) any other country that becomes part of the European Union at any time following the Effective Date, and (e) any territory or possession of any of the foregoing.

1.40 “Third Party” means a person or entity other than (a) Arcutis or any of its Affiliates or (b) Hengrui or any of its Affiliates.

1.41 “Valid Claim” means (a) a claim of any pending patent application included in the Licensed Patent Rights, that has not been pending in excess of fifteen (15) years, and/or(b) a claim of an issued and unexpired patent included within the Licensed Patent Rights that which has not been held permanently revoked, unenforceable, or invalid by an unappealable (or unappealed within the time allowed for appeal) decision of a court or other Governmental Authority of competent jurisdiction, and which has not been dedicated to the public, abandoned, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

OPTION AND OPTION PERIOD STUDIES

2.1 Upfront Payment. Within thirty (30) Business Days following the Effective Date of this Agreement, Arcutis will pay Four Hundred Thousand US Dollars ($400,000) to Hengrui (the “Upfront Payment”.). which amount shall be non-creditable and non-refundable.

2.2 Transfer of Data and Information. Within thirty (30) Business Days following Hengrui’s receipt of the Upfront Payment, Hengrui shall without charge deliver to Arcutis, in English, all Licensed Know-How in Hengrui’s possession or otherwise readily available to it; provided, however, that Hengrui shall not be required to transfer to Arcutis any Licensed Know-How relating solely to the chemical structure, formulation or manufacture of Licensed Compounds (and not required for submission to Regulatory Authorities) unless or until the Option is exercised by Arcutis. From time to time during the Option Period, or promptly upon Arcutis’s each of reasonable requests. Hengrui shall without charge transfer any additional Licensed Know-How in Hengrui’s possession (other than Licensed Know-How relating solely to the chemical structure, formulation or manufacture of Licensed Compounds and not required for submission to Regulatory Authorities) to the extent not previously delivered. Any Licensed Know-How that is required for submission to Regulatory Authorities and that was originally created in Chinese but translated to English will be delivered in both the original Chinese and translated English, along with (i) a verification that the translation is complete and accurate, and (ii) the name, address, and a brief statement of the qualifications of the person making the translation.

2.3 Option Period Supply. Subject to the terms and conditions of the Material Transfer Agreement (“MTA”) dated January 2, 2018 by and between Hengrui and Arcutis, during the Option Period, Hengrui shall supply to Arcutis Licensed Compound in quantities at [***], at places and times, and informs, as shall be reasonably agreed between the Parties, and otherwise as may be reasonably required for Arcutis to conduct the Option Period Studies (the “Option Period Materials”). This cost to supply is set forth in the MTA. Arcutis shall not, and

CONFIDENTIAL

shall not cause any Affiliate, service providers, collaborators or Third Parties to, use or transfer any Option Period Materials for any purpose other than to conduct the Option Period Studies. In addition, Arcutis may not, and may not cause any Affiliate, service providers, collaborators or Third Parties to, reverse engineer, copy, disassemble or otherwise attempt to reconstruct any Option Period Materials.

2.4 Grant of Option and Option Period License. Hengrui hereby grants to Arcutis during the Option Period:

2.4.1 an exclusive option, exercisable in Arcutis’s sole discretion at any time during the Option Period, to obtain from Hengrui the license rights described in Section 3.1 (the “Option”): and

2.4.2 a non-transferable, non-sublicensable (other than to Arcutis’s Affiliates, service providers and collaborators who directly participate in the Option Period Studies), fully-paid, royalty-free license under the Licensed Technology to perform the Option Period Studies as contemplated herein (the “Option Period License”).

2.5 Option Period Studies. During the Option Period, Arcutis will design, control, and conduct those Option Period Studies deemed appropriate by Arcutis in its discretion. Arcutis shall exert Commercially Reasonable Efforts to conduct the POC Study and to complete it and the analysis of it within [***] following the Effective Date, which timeframe may be extended by Arcutis with the written consent of Hengrui (such consent not to be unreasonably withheld or delayed). During this [***] period, Arcutis will promptly notify Hengrui in writing if it is evaluating other chemical compound or compounds specifically designed for, or otherwise useful for, JAK1//2.3 (Janus kinase 1/13) inhibition, that are not Controlled by Hengrui.

2.6 Option Exercise. In the event Arcutis elects to exercise the Option, it shall prior to 11:59pm Pacific time on the last day of the Option Period, (i) deliver to Hengrui a written notice specifying that Arcutis has elected to exercise the Option (“Option Notice”), and (ii) pay to Hengrui a non-refundable, non-creditable fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Option Exercise Payment”). The date, if any, on which Arcutis has exercised the Option by having fulfilled both (i) and (ii) in the preceding sentence, shall be the “License Effective Date.”

2.7 Expiration and Termination of the Option Period. The Option, the Option Period, and the Option Period License will expire if the Option is not exercised on or prior to the last day of the Option Period. Arcutis may earlier terminate the Option Period at any time and for any reason, effective upon written notice to Hengrui.

2.8 Effect of Expiration or Termination of the Option Period. Upon expiration or termination of the Option Period, other than due to the occurrence of the License Effective Date. (1) the Option Period License immediately terminates and all rights associated with Licensed Technology automatically revert back to Hengrui, without requiring any act on either Party, and (2) Arcutis shall (a) immediately cease all work on the Option Period Studies, and (b) within thirty (30) days of such expiration or termination, (i) deliver to Hengrui the Option Period Study Results in writing or computer-readable form and any remaining Option Study Materials; and (ii) return or destroy, at Hengrui’s choice, any physical embodiments of the Licensed Know-How provided to it by Hengrui.

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ARTICLE III

LICENSES

3.1 Licenses to Arcutis.

3.1.1 Hengrui hereby grants to Arcutis, effective as of the License Effective Date, a royalty-bearing license, with the right to sublicense (through multiple tiers) as set forth in Section 3.4, under the Licensed Technology to Exploit Licensed Products in the Field in the Territory during the Term. The foregoing license shall be sole and exclusive (including as to Hengrui and its Affiliates) with respect to the Licensed Patent Rights and non-exclusive with respect to the Licensed Know-How.

3.1.2 Hengrui will make available to Arcutis for its review all future Patent Rights Controlled by Hengrui in the Territory that are improvements to a Licensed Compound or otherwise reasonably useful for the Exploitation of Licensed Products (“Improvements”), subject to any preexisting rights of Third Parties and for a limited period of six (6) months from the date of disclosure by Hengrui to Arcutis of such Improvements. Arcutis will have no rights to Exploit the Improvements under this Agreement, unless and until a mutually agreeable license agreement or one or more mutually agreeable amendments to this Agreement specifying the terms and conditions of such Exploitation is executed by the Parties.

3.2 Licenses to Hengrui. Arcutis hereby grants to Hengrui (i) a non-exclusive, non-sublicenseable (other than to Hengrui’s Affiliates, service providers and collaborators), royalty-free license to use the Option Period Study Results for internal research purposes (except in the Field in the Territory), and (ii) if Arcutis exercises the Option as set forth in Section 2.1, a nonexclusive, royalty-free license with the right to sublicense (through multiple tiers) as set forth in Section 3.5, effective as of the License Effective Date, to use (except in the Field in the Territory) the Option Period Study Results and Patent Right(s) arising from the performance of the Option Period Studies that are Controlled by Arcutis.

3.3 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

3.4 Sublicensing by Arcutis.

3.4.1 Arcutis shall have the right to grant sublicenses (including any option to obtain a sublicense, each a “Sublicense”) to any of its Affiliates or any Third Party (each, a “Sublicensee”), under the license set forth in Section 3.1, provided that: (a) each Sublicense shall be granted pursuant to a written agreement that complies with Section 3.4.2; (b) Arcutis shall provide Hengrui with written notice of the identity of each Sublicensee within thirty (30) days following the execution of each Sublicense, along with a redacted copy of the applicable Sublicense agreement sufficient to demonstrate compliance with clause (a); and (c) Arcutis shall remain responsible for the Sublicensee’s conformity to those portions of this Agreement applicable to such Sublicensee.

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3.4.2 Arcutis shall include in each such Sublicense agreement provisions that (a) such Sublicensee is bound by and subject to all applicable terms and conditions of this Agreement (other than terms and obligations bearing on financial considerations and audit rights) in the same manner and to the same extent as Arcutis’s bound thereby; (b) Arcutis shall have the right to grant to Hengrui cross-reference rights consistent with Section 4.1.3(a) with respect to Regulatory Filings and Regulatory Approvals generated, filed or obtained by or on behalf of such Sublicensee within the scope of such sublicense or option agreement; (c) the Sublicensee has obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Section 9.2 hereof; and (d) the Sublicensee has indemnification obligations that are substantially the same as those undertaken by Arcutis pursuant to Section 10.3 hereof.

3.5 Sublicensing by Hengrui.

3.5.1 Hengrui shall have the right to grant Sublicenses under the license set forth in Section 3.2, provided that: (a) each Sublicense shall be granted pursuant to a written agreement that complies with Section 3.5.2;(b) Hengrui shall provide Arcutis with written notice of the identity of each Sublicensee within thirty (30) days following the execution of each Sublicense, along with a redacted copy of the applicable Sublicense agreement sufficient to demonstrate compliance with clause (a): and (c) Hengrui shall remain responsible for the Sublicensee’s conformity to those portions of this Agreement applicable to such Sublicensee.

3.5.2 Hengrui shall include in each such Sublicense agreement with respect to each of the licenses under clause (i) and/or clause (ii) of Section 3.2 provisions that (a) such Sublicensee is bound by and subject to all applicable terms and conditions of this Agreement (other than terms and obligations bearing on financial considerations and audit rights) in the same manner and to the same extent as Hengrui is bound thereby; (b) Hengrui shall have the right to grant to Arcutis cross-reference rights consistent with Section 4.1.3(b) with respect to Regulatory Filings and Regulatory Approvals generated, filed or obtained within the scope of such sublicense or option agreement: (c) Hengrui shall have the right to grant to Arcutis a limited license, in the Field and in the Territory only, consistent with Section 3.1 to any and all scientific or technical information, results, materials. and data, whether or not patentable, and Patent Rights developed within the scope of such sublicense or option agreement, solely to the extent that each of the foregoing is an improvement to a Licensed Compound or otherwise reasonably useful for the Exploitation of Licensed Products, (d) the Sublicensee has obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Section 9.2 hereof, and (e) the Sublicensee has indemnification obligations that are substantially the same as those undertaken by Hengrui pursuant to Section 10.3 hereof.

3.6 Subcontractors. Arcutis may Exploit its rights in the Licensed Technology under this Agreement through one or more Third Party contractors or consultants without meeting the requirements of Section 3.4, provided that (a) Arcutis remains responsible for the performance of such activities by such contractors and consultants, and (b) the contractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Section 9.2 hereof.

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3.7 Transfer of Licensed Know-How. After the License Effective Date, upon Arcutis’s requests, Hengrui shall without charge deliver to Arcutis, in English, all additional existing Licensed Know-How not delivered during the Option Period pursuant to Section 2.2, including (a) all technical data and information within Hengrui’s possession that may be required by any Regulatory Authorities in the Territory to initiate an investigational new drug file or dossier (such as an IND, IMPD, or the equivalent); and (b) all existing Licensed Know-How relating to the chemical structure, formulation or manufacture of Licensed Compounds. Any Licensed Know-How that is required for submission to Regulatory Authorities and that was originally created in Chinese but translated to English will be delivered in both the original Chinese and translated English. along with (i) a verification that the translation is complete and accurate, and (ii) the name, address, and a brief statement of the qualifications of the person making the translation. From time to time during the Term, or promptly upon Arcutis’s reasonable request, Hengrui shall without charge transfer any additional Licensed Know-How in Hengrui’s possession to the extent not previously delivered.

ARTICLE IV

DEVELOPMENT, COMMERCIALIZATION, NON-COMPETITION

4.1 Development.

4.1.1 Pre-Clinical and Clinical Activities. From and after the License Effective Date, as between the Parties, Arcutis shall have sole responsibility for the Exploitation of one or more Licensed Products in the Field in the Territory at its cost and expense (including responsibility for all funding, resourcing and decision-making).

4.1.2 Regulatory Filings. As between Arcutis and Hengrui, Arcutis will have sole responsibility for (a) preparing and submitting all Regulatory Materials for Licensed Products in the Field in the Territory and (b) determining all regulatory plans and strategies for Licensed Products in the Field in the Territory. As between the Parties, Arcutis will have the exclusive right to submit to and appear before Regulatory Authorities on any matter with respect to Licensed Products in the Field in the Territory. Arcutis (or its Affiliates or Sublicensees, as applicable) will own all Regulatory Materials (including Regulatory Approvals) for Licensed Products in the Field in the Territory and all such Regulatory Materials shall be submitted in the name of Arcutis (or its Affiliate or Sublicensee, as applicable) in the Field in the Territory. As between the Parties. Arcutis shall have sole decision-making authority for all regulatory matters with respect to Licensed Products in the Field (including the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, labeling, safety, the decision to file any MAA, and recalls and withdrawals) in the Territory.

4.1.3 Mutual Cross-Reference Rights. From and after the Licensed Effective Date:

(a) Arcutis will provide Hengrui with any appropriate letters or other similar documentation necessary to authorize Hengrui, its licensees (subject to 9.1.2(i)) and Sublicensees (subject to 3.5.2(b)) to cross-reference and rely (on a non-exclusive basis) upon the contents of any of Regulatory Filings and Regulatory Approvals for the Licensed Products in the Field in the Territory, for the purposes of the filing, obtaining and maintaining of Regulatory Approvals for Licensed Products (except in the Field in the Territory).

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(b) Hengrui will provide Arcutis with any appropriate letters or other similar documentation necessary to authorize such Arcutis and its Sublicensees (subject to 3.4.2(b)) to cross-reference and rely (on a non-exclusive basis) upon the contents of any of Regulatory Filings and Regulatory Approvals for the Licensed Products, for the purposes of the filing, obtaining and maintaining of Regulatory Approvals for Licensed Products in the Field in the Territory.

4.1.4 Development Reports. Within sixty (60) days of January 1 of a Calendar Year, Arcutis will provide to Hengrui a high-level annual written report presenting a summary of the development and regulatory activities of Arcutis with respect to Licensed Products in the Field in the Territory (each, a “Development Report”). Such reports and the contents thereof shall be Confidential Information of Arcutis.

4.1.5 Support. Upon Arcutis’s request, Hengrui shall (a) provide reasonable assistance, at Arcutis’s cost and expense (at Hengrui’s ordinary FTE rate) to support the Arcutis’s activities under this Section 4.1, including with respect to writing and finalizing any reports necessary to support the filing of an IND with the FDA for the Licensed Product selected.

4.1.6 Timeline. Arcutis agrees, under good faith and Commercially Reasonable Efforts, to develop at least one (1) Licensed Product. If the pace of clinical development of Licensed Product appears unusually slow or challenging, Hengrui and Arcutis agree to meet to review the status of such development. The Parties acknowledge that breach of this Section 4.1.6 is material breach for the purpose of Section 11.2.

4.2 Commercialization.

4.2.1 Marketing and Commercialization Activities. Upon receiving Regulatory Approval for one or more Licensed Product(s) in one or more country(ies) of the Territory, Arcutis will have sole right and responsibility with respect to the marketing and commercialization of such Licensed Product(s) in such country(ies).

4.2.2 Commercialization Report. For each Calendar Year following first Regulatory Approval for a Licensed Product, Arcutis shall provide to Hengrui annually within sixty (60) days after the end of such Calendar Year a high-level report summarizing Arcutis’s activities with respect to the commercialization of Licensed Products in the Field in the Territory in such Calendar Year (“Commercialization Report). Such reports and the contents thereof shall be Confidential Information of Arcutis.

4.2.3 Timeline. Arcutis agrees that, following Regulatory Approval of a licensed Product, it will use good faith and Commercially Reasonable Efforts to commercialize such Licensed Product. lithe pace of commercialization of Licensed Product appears unusually slow or challenging, Hengrui and Arcutis agree to meet to review the status of such commercialization. The Parties acknowledge that breach of this Section 4.2.3 is material breach for the purpose of Section 11.2.

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4.3 Joint Coordination Committee

(a) Establishment. Within sixty (60) days after the Effective Date, the Parties shall establish a joint coordination committee (“Joint Coordination Committee” or the “JCC”) to (i) review Arcutis’s Development and commercialization of Licensed Products in the Field in the Territory, (ii) review Hengrui’s Development and commercialization of Licensed Products outside of the Field and/or outside of the Territory and (iii) in the event that both Parties are Developing and/or commercializing the same Licensed Product, coordinate the activities of the Parties with respect to such Licensed Product, including safety data and registration in the respective field and territory; (iv) facilitate communication with respect to each Party’s activities under this Agreement; and (v) perform such other functions as are specifically designated for the JCC in this Agreement or otherwise as agreed by the Parties.

(b) Committee Membership. The JCC shall each be comprised of an equal number of representatives from each Party. Unless otherwise agreed by the Parties, the exact number of such representatives for each of Arcutis and Hengrui shall be three (3). Either Party may replace its respective representatives at any time with prior notice to the other Party, provided that, such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing.

(c) Meetings. The JCC shall each meet at least two (2) times during each year, or as more or less often as otherwise agreed by the Parties, and such meeting may be conducted by telephone, videoconference or in person as determined by the JCC; provided that at least one meeting per year shall be held in person. All in-person meetings shall be held on an alternating basis between Arcutis’s and Hengrui’s facilities, unless otherwise agreed by the Parties. As appropriate, other employee representatives of the Parties may attend Committee meetings as observers, but no Third-Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings to resolve particular matters requested by such Party.

(d) Scope of Governance. The JCC shall not have any decision making authority, and each Party shall retain the rights, powers and discretion to decide matters concerning the Development and commercialization of Licensed Products in its respective field and territory, provided that such decisions are consistent with the terms and conditions of this Agreement. In no event shall the JCC be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. or the Parties expressly so agree in writing.

4.4 Non-Competition

4.4.1 Non-competition by Arcutis, During the Option Period, and continuing during the Term after exercise of the Option by Arcutis, if Arcutis acquires rights in, develops, or causes the development of a ligand that binds to Janus Kinase (JAK) I, JAK2 and/or JAK3 in the Field. to the extent such ligand is not Controlled by Hengrui (“Competing Product”). Arcutis shall immediately notify Hengrui by writing, and the Parties shall negotiate in good faith whether, in each case as mutually agreed upon:

(a) to terminate all rights and licenses granted under this Agreement, or

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(b) to grant to Hengrui a license or sublicense, as the case may be, the right to develop and commercialize the Competing Product in China.

Notwithstanding the foregoing, in the event Arcutis undergoes a Change of Control (as defined in Section 5.3.5), then this Section 4.4.1 shall not apply to any program for the research, development and/or commercialization of a Competing Product that the Third Party acquiror (and/or its Affiliates existing immediately prior to the consummation of such Change of Control) had ongoing immediately prior to the consummation of such Change of Control (each such program, a “Competing Program”), provided that (i) no Licensed Technology is used by the acquiror in connection with such Competing Program(s), and (ii) the acquiror segregates the personnel engaged in the research, development and/or commercialization of the Licensed Compound and any Licensed Product from the personnel engaged in the Competing Program(s).

4.4.2 Non-competition by Hengrui.

(a) During the Option Period and continuing during the Term after exercise of the Option by Arcutis, Hengrui shall not develop or commercialize the Licensed Compound or any Licensed Product in the Field in the Territory.

(b) During the Option Period and continuing during the Term after exercise of the Option by Arcutis, if Hengrui decides to grant a license or other rights with respect to the License Compound or any Licensed Product in the Additional Field anywhere in the Territory, Arcutis shall have the right of first refusal for such license or other rights as set forth in this subclasses (b). Prior to granting any such license or other rights to any Third Party, Hengrui shall provide Arcutis written notice (“Hengrui ROFR Notice”), which shall identify the rights that Hengrui wishes to grant to such Third Party and the associated financial and other material terms. If, within thirty (30) days following receipt of the Hengrui ROFR Notice, Arcutis notifies Hengrui of its interest to obtain such rights, Hengrui and Arcutis shall negotiate in good faith for a period of ninety (90) days an amendment to this Agreement to incorporate such rights. If (a) Arcutis does not provide such written notice within thirty ‘30) days or (b) the Parties fail execute such amendment within ninety (90) days following Arcutis’s written notification, then Hengrui shall be free to grant such rights to such Third Party on terms that are no more favorable ‘when taken as a whole) to such Third Party than those last offered to Arcutis and otherwise shall have no further obligation to Arcutis. “Additional Field” means non-topical formulation’s) of Licensed Compound indicated for the treatment of psoriasis, vitiligo, atopic dermatitis, alopecia areata, and. or hidradenitis suppurativa.

(c) [***]

ARTICLE V

PAYMENTS

5.1 Milestone Payments. Arcutis shall pay to Hengrui the respective one-time only (for clarity, in each case only for the first Licensed Product), non-refundable milestone payments set forth below upon the first achievement of the applicable milestone event.

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Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.2 Milestone Payment Terms. Arcutis shall notify Hengrui in writing within fifteen (15) Business Days following the achievement of each milestone event set forth in Section 5.1, and, except as noted below, shall make the appropriate milestone payment in Dollars by wire transfer to a bank designated in writing by Hengrui, within sixty (60) days after the achievement of such milestone event. Each milestone payment stated in the table in Section 5.1 shall be paid no more than once under this Agreement, regardless of whether or not similar achievements) are thereafter made for the same or one or more other Licensed Products. [***]

5.3 Royalties.

5.3.1 Royalty Payments. Arcutis shall pay to Hengrui royalties, with respect to Net Sales, at the following royalty rates:

Portion of Aggregate Net Sales during a Calendar Year	Royalty Rate, as of that Portion of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

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5.3.2 Step-Down. The royalty rates under Section 5.3.1 shall be reduced, on a country-by-country basis, to [***] of the rates otherwise stated in Section 5.3.1 with respect to any Net Sales made during any portion of the Royalty Term in the country of sale in which there is not at least one (1) Valid Claim under Licensed Patent Rights in such country.

5.3.3 Anti-Stacking. [***]

5.3.4 Generic Competition. Upon commencement of Generic Competition with respect to a Licensed Product in a country within the Territory, and thereafter for so long as such Generic Competition persists, the royalty rates applicable under Section 5.3.1 shall [***].

5.3.5 Sublicensing Income. During the Term, Arcutis shall pay Hengrui a portion of any and all non-royalty sublicense income received by Arcutis in consideration for a Sublicense under the license set forth in Section 3.1, including upfront and milestone payments (“Sublicensing Income”) (each such payment to be made within sixty (60) days of Arcutis’s receipt of the applicable Sublicensing Income), according to the following schedule:

Stage of development of License Product reached by Licensee, Sublicensee or Affiliate in Territory	Percent of Sublicensing Income due to Hengrui
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

For the purposes of this Section 5.3.5. sublicensing income will not include anything of value Arcutis receives as part clan) transaction relating to a change of control (“Change of Control”). A Change of Control means an occurrence any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Arcutis representing more than 50% of the total voting power represented by Arcutis’s then outstanding voting securities; or

(b) The consummation of the sale or disposition by Arcutis all or substantially all of its assets; or

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(c) The consummation of a merger or consolidation of Arcutis with any other corporation, other than a merger or consolidation which would result in the voting securities of Arcutis’s outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of Arcutis or such surviving entity or its parent outstanding immediately after such merger or consolidation.

5.3.6 Payment Terms. Royalties reportable in each Royalty Report provided for under Section 6.1 shall be due on the date such Royalty Report is due. Royalty payments will be made to Hengrui in Dollars by wire transfer to a bank designated in writing by Hengrui.

5.4 Taxes. Payment shall be made in full, without deduction or withholding for currency exchange fees. Arcutis and Hengrui shall equally split any wire transfer fees. Hengrui shall pay all sales, turnover, income, revenue, value added, and other taxes, levies, and governmental charges (“Taxes”) levied on account of any milestone and royalty payments accruing or made to Hengrui under this Agreement. If and to the extent that provision is made in law or regulation of any country for withholding of Taxes with respect to any such payment, then Arcutis shall promptly pay such Tax for and on behalf of Hengrui to the proper Governmental Authority, and shall promptly furnish Hengrui with receipt of payment. Arcutis shall be entitled to deduct any such Taxes actually paid from such milestone or other payment due Hengrui, or be promptly reimbursed by Hengrui if no further payments are due to Hengrui. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreements or treaties from time to time in force and in minimizing the amount required to be so withheld or deducted.

ARTICLE VI

ACCOUNTING AND REPORTING

6.1 Royalty Reports. Within [***] after the end of each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Arcutis shall furnish to Hengrui a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales by Arcutis and its Affiliates during such Calendar Quarter; (b) the calculation of Net Sales by Arcutis’s non-Affiliate Sublicensees, if during the Calendar Quarter immediately preceding such Calendar Quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (d) the withholding taxes. if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of Dollars ‘a “Royalty Report”). With respect to sales of Licensed Products invoiced in Dollars, the gross sales, Net Sales and royalties payable shall be expressed in Dollars. With respect to (i) Net Sales invoiced in a currency other than Dollars and (ii) cash consideration paid in a currency other than Dollars by Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the Dollar equivalent. The Dollar equivalent shall be calculated using the average of the exchange rate (local currency per US $1) published in The Wall Street Journal, Western Edition, under the heading ‘‘Currency Trading” on the last business day of each month during the applicable Calendar Quarter, or other newspaper agreed to by the Parties.

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6.2 Audits. During the Royalty Term, upon the written request of Hengrui and not more than once in each Calendar Year, Arcutis shall permit an independent certified public accounting firm of nationally recognized standing selected by Hengrui and reasonably acceptable to Arcutis, at Hengrui’s expense, to have access during normal business hours to such of the financial records of Arcutis as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) Calendar Quarters immediately prior to the date of such request (other than records for which Hengrui has already conducted an audit under this Section).

6.2.1 If such accounting firm concludes that additional amounts were owed during the audited period, Arcutis shall pay such additional amounts within thirty (30) days after the date Hengrui delivers to Arcutis such accounting fires written report so concluding. The fees charged by such accounting firm shall be paid by Hengrui; provided, however, if the audit discloses that the royalties payable by Arcutis for such period are more than [***] of the royalties actually paid for such period, then Arcutis shall pay the reasonable fees and expenses charged by such accounting firm.

6.2.2 Hengrui shall cause its accounting firm to retain all financial information subject to review under this Section 6.2 in strict confidence; provided, however, that Arcutis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Arcutis regarding such financial information. The accounting firm shall disclose to Hengrui only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Hengrui shall treat all such financial information as Arcutis’s Confidential Information.

ARTICLE VII

INTELLECTUAL PROPERTIES

7.1 Ownership.

7.1.1 Background Technologies. Other than Option Period Study Results, each Party shall retain all rights, title and interest in and to its respective background technologies and intellectual properties (collectively. the “Background Technologies”), including patents, patent applications, rights to patents, confidential information, know-how, programs, and processes in existence prior to the Effective Date or conceived, developed or acquired thereafter. Except for the licenses and rights expressly set forth in this Agreement, neither Party grants or shall be required to grant to the other Party, by implication or otherwise, any license or right under its Background Technologies, nor will a Party be required to disclose any of its Background Technologies to the other Party, except as is explicitly required under this Agreement. For clarity, any Invention, scientific or technical information, results, materials, and data conceived, developed or acquired during the Term, other than Option Period Study Results, shall be part of the Background Technologies, and ownership thereof shall be as determined under the inventorship and authorship rules and precedents prevailing in the United States.

7.1.2 Option Period Study Results. Should any Invention, scientific or technical information, results, materials, and data, whether or not patentable, be conceived, developed or acquired directly in the course of work done in the Option Period Studies, it and all intellectual property and other rights and title therein, including patents, patent applications, rights to patents, confidential information, know-how, programs, and processes (a) shall be owned by Arcutis to the extent the same was conceived, developed or acquired solely by Arcutis

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or its personnel; (b) shall be owned by Hengrui to the extent the same was conceived, developed or acquired solely by Hengrui or its personnel; and (c) shall be jointly owned by both Parties if it was conceived, developed or acquired jointly by both Parties or their respective personnel. Inventorship and authorship will be determined under the applicable rules and precedents prevailing in the United States. For clarity, any Option Period Study Results solely or jointly owned by Hengrui shall, to the extent of such interest, be part oldie Licensed Know-How or Licensed Patents, as the case may be.

7.1.3 Rights of Joint Owners. Subject to the licenses and covenants in this Agreement, including Sections 3.1, 3.2, and 9.1, each of the joint owners of any Option Period Study Results or jointly-owned Background Technologies (if any)shall be entitled during and after the Term to make, use, sell, offer for sale, import, reproduce, modify ‘and make derivative works from), distribute, perform, display and otherwise exploit and practice any such jointly-owned Option Period Study Results or jointly-owned Background Technologies (if any) and to authorize others to do so, without requirement of consent from or accounting to the other owner of such intellectual property. Nothing in this Section 7.1.3 should be construed as granting any license, implied or express, other than the licenses expressly granted under this Agreement.

7.2 Patent Prosecution and Maintenance.

7.2.1 Hengrui shall Prosecute all Licensed Patent Rights owned solely by Hengrui or jointly by Hengrui and a Third Party in its sole discretion and at its own cost and using prosecution counsel of its choice. Hengrui shall promptly provide to Arcutis copies of all material prosecution communications regarding any such Licensed Patent Rights in the Territory, and will send Arcutis copies of drafts of such material prosecution submissions prior to filing. Hengrui will specifically consider all comments and suggestions provided by Arcutis on such material patent prosecution submissions in good faith and will use reasonable efforts to arrive at joint decisions on responses. If Hengrui decides to abandon or terminate any such Licensed Patent Rights in the Territory, it shall provide written notice to Arcutis no less than thirty (30) days prior to termination and give Arcutis the opportunity to take over, at Arcutis’s expense, the prosecution and maintenance of such Patent Rights.

7.2.2 Arcutis shall Prosecute all Patent Rights owned solely by Arcutis or jointly by Arcutis and a Third Party in its sole discretion and at its own cost and using prosecution counsel of its choice.

7.2.3 The Parties shall cooperate in good faith to determine which Party or Parties shall Prosecute Patent Rights owned jointly by Hengrui and Arcutis.

7.3 Enforcement of Patent Rights.

7.3.1 Notice of Infringement. Each Party shall promptly inform the other of any suspected infringement of any of the Licensed Patent Rights or the infringement or misappropriation of Licensed Know-How by a Third Party, to the extent such infringement involves Exploitation in the Field during the Term. Any suspected infringement of any of the Licensed Patent Rights in the Field in the Territory is referred to herein as a “Covered Infringement.”

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7.3.2 First Right to Take Action. If a suspected infringement or misappropriation does not involve a Covered Infringement, Hengrui may take, or refrain from taking, any action Hengrui chooses, and Arcutis shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. Hengrui will exert reasonable efforts to keep Arcutis informed of actions Hengrui may take as described in the preceding sentence. If the suspected infringement involves a Covered Infringement, Arcutis shall, within thirty (30) days of the first notice referred to in Section 7.3.1, inform Hengrui whether or not Arcutis (and/or its Sublicensee) intends to institute suit against such Third Party with respect to such Covered Infringement. Hengrui will not take any steps toward instituting suit against any Third Party involving a Covered Infringement until Arcutis has informed Hengrui of its intention pursuant to the previous sentence.

7.3.3 Action by Arcutis. If Arcutis notifies Hengrui that Arcutis (and/or its Sublicensee) intends to institute suit against a Third Party with respect to a Covered Infringement, and Hengrui does not agree to join in such suit as provided in Section 7.3.4, Arcutis (and/or its Sublicensee) may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Arcutis (and/or its Sublicensee) may, at its expense, bring such action in the name of Hengrui and/or cause Hengrui to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after reimbursement of Arcutis for the costs of such action, be treated as if they were Net Sales for purposes of calculating royalties under Section 5.3.

7.3.4 Joint Action. If Arcutis notifies Hengrui that it (and/or its Sublicensee) desires to institute suit against such Third Party with respect to a Covered Infringement, and Hengrui notifies Arcutis within thirty (30) days after receipt of such notice that Hengrui desires to institute suit jointly, the suit shall be brought jointly in the names of both Parties and all costs thereof shall be borne equally. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after the reimbursement of each of Hengrui and Arcutis for its share of the joint costs in such action, be shared in relation to the damages suffered by each Party.

7.3.5 Action by Hengrui. If Arcutis notifies Hengrui that it (and or its Sublicensee) does not intend to institute suit against such Third Party with respect to a Covered Infringement (or fails to give any notice in this respect or to actually bring a suit against the Third Party). Hengrui may institute suit on its own. Hengrui shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Hengrui.

7.3.6 Abandonment of Actions. Should either Hengrui or Arcutis (and/or its Sublicensee) commence a suit under the provisions of this Section 7.3 and thereafter elect to abandon the same, it shall give timely notice to the other Party, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery of such suit shall be as equitably agreed upon between Hengrui and Arcutis.

7.3.7 Cooperation. In any suit to enforce and/or defend the Licensed Patent Rights pursuant to this Section 7.3, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

8.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State or country in which it is incorporated.

8.1.2 Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

8.1.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained.

8.1.4 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

8.2 Hengrui Additional Representations and Warranties. Hengrui hereby represents and warrants to Arcutis as follows:

8.2.1 Hengrui and its Affiliates own the Licensed Technology, and, without limiting the foregoing, Hengrui is entitled to grant the licenses specified herein with respect thereto.

8.2.2 Hengrui and its Affiliates have not granted to any Third Party any option, license or other right or interest under the Licensed Patent Rights to Exploit the Licensed Technology in the Field in the Territory as of the Effective Date and during the Term of this Agreement, unless this Agreement is earlier terminated or the Option is not exercised on or prior to the last day of the Option Period, Hengrui will not grant to any Third Party any option, license or other right or interest under the Licensed Patent Rights to Exploit the Licensed Technology in the Field in the Territory.

8.2.3 No employee of Hengrui or its Affiliates has breached any non-use or confidentiality obligations under any agreement with his or her respective prior employers, or has otherwise misappropriated any trade secret or confidential information of such employers, in each case relating to the Licensed Technology.

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8.2.4 To the best actual knowledge of Hengrui the development, use, sale and import of Licensed Compounds will not infringe or misappropriate any valid intellectual property rights owned or possessed by any Third Party.

8.2.5 To the best actual knowledge of Hengrui, there are no pending or threatened claims, judgments or settlements against Hengrui or its Affiliates relating to the Licensed Technology.

8.2.6 Hengrui has disclosed, or will disclose to Arcutis in accordance with Section 2.3, all material information in its or its Affiliates’ possession regarding the Licensed Compounds (including all clinical trial and safety data, databases and analyses).

8.2.7 To the best actual knowledge of Hengrui, no Third Party has infringed or misappropriated or is infringing or misappropriating any Licensed Technology.

ARTICLE IX

COVENANTS

9.1 Exclusivity; Other Agreements.

9.1.1 During the Option Period and continuing during the Term after exercise of the Option by Arcutis, Hengrui and its Affiliates shall not, without Arcutis’s prior written consent in each instance: (a) grant or assign to any Third Party any option, license or other right in the Field in the Territory under the Licensed Technology or any portion or aspect thereof, or (b) solicit or enter into or continue any negotiations or discussions with any Third Party with respect to any of the foregoing.

9.1.2 [***]

9.2 Obligations of Confidentiality and Non-Use.

9.2.1 Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto under this Agreement (or prior to the Effective Date) which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing. Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a) was already known to the receiving Party at the time of first disclosure or, as shown by written documentation, was developed by the receiving Party outside the Option Period Studies and independent of disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) was subsequently lawfully disclosed to the receiving Party by a person other than a Party or developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party.

9.2.2 Permitted Disclosures. Notwithstanding the provisions of Section 9.2.1 above, each Party hereto may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it under this Agreement, prosecute or defend litigation, prosecute patent applications in accordance with this Agreement, comply with applicable laws or governmental regulations, submit information to tax or other Governmental Authorities, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to such other Party of such disclosure and. save to the extent inappropriate in the case of patent applications or otherwise. will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

9.2.3 Terms of Agreement. Subject to Section 9.2.1, neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has or has applied to have its securities listed or traded, (b) to its legal and financial advisors, or (c) to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors) who are obligated to keep such information confidential. If such disclosure is required under clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

9.2.4 Publicity. Without limiting the foregoing, and except to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has or has applied to have its securities listed or traded, neither Party shall be permitted to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated thereby without the prior approval of the other Party, which shall not be unreasonably withheld or delayed.

9.3 Further Assurances; Consents. Each Party shall use reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

9.4 Transition Services. During the Option Period and thereafter, for a period of [***] from and after the License Effective Date, Hengrui agrees to provide reasonable assistance to Arcutis with respect to understanding and using the Licensed Know-How at no additional cost to Arcutis (the “Transition Services”).

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ARTICLE X

LIABILITY AND INDEMNITY

10.1 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.1 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.2. (B) DAMAGES AVAILABLE TO A PARTY

10.2 FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9.2. OR (C) DAMAGES AVAILABLE IN THE CASE OF BREACH OF EXCLUSIVITY UNDER SECTIONS 3.1 AND 9.1.

10.3 Indemnification.

10.3.1 Each Party (the “Indemnitor”) shall defend, indemnify, and hold the other Party (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by the Indemnitor, or the gross negligence or willful misconduct of the Indemnitor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of the Indemnitee or the breach of this Agreement by the Indemnitee.

10.3.2 Arcutis, as the Indemnitor, shall defend, Indemnify, and hold Hengrui (as the Indemnitee) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of the Exploitation of Licensed Products by Arcutis, its Affiliate or its Sublicensee, except in each case to the extent arising from the gross negligence or willful misconduct of any Indemnitee, or from any breach of this Agreement by Hengrui.

10.3.3 Indemnification Procedures. The Indemnitee promptly shall notify the Indemnitor of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 10.3 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve

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the Indemnitor of any liability to the Indemnitee under this this Section 10.3. The Indemnitee under this Section 10.3, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

ARTICLE XI

TERM AND TERMINATION

11.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article II, will continue until the end of the last-to-expire Royalty Term. Upon such expiration. Arcutis shall have, and Hengrui does hereby grant to Arcutis, an exclusive, royalty-free, fully paid-up, perpetual, non-terminable, non-revocable license, with the right to sublicense (through multiple tiers) to use the Licensed Know-How to Exploit Licensed Products in the Field in the Territory.

11.2 Termination for Breach. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within ninety (90) days after notice of such breach from the non-breaching Party; provided, however, that if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within thirty (30) clays after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 11.2 unless and until it is determined in accordance with Section 12.2 that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within ninety (90) days following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.3 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within thirty (30) days after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

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11.4 Termination for Convenience. Arcutis shall have the right to terminate this Agreement at any time and for any reason upon ninety (90) days prior written notice to Hengrui, after having discussed or consulted any potential cause or concern in good faith with Hengrui. In the event of termination of this Agreement under this Section 11.4: (i) Arcutis shall pay all amounts then due and owing to Hengrui as of the termination date; (ii) all rights associated with Licensed Technology, to the extent granted by Hengrui to Arcutis, automatically revert back to Hengrui as of the notice date, provided, however, that Arcutis and other Selling Parties, as applicable, shall be permitted to distribute and sell all Licensed Products that were in inventory or in production on an effective termination date for a period of twelve (12) months following the effective termination date (“Commercialization Wind-Down Period”). in accordance with the terms of this Agreement; and (iii) except for the surviving provisions set forth in Section 11.5.1, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

11.5 Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

11.5.1 The Parties shall not be relieved of any obligation accruing prior to such expiration or termination, and the provisions of Article l (Definitions) (to the extent any of the terms defined therein are used in any or the provisions surviving pursuant to this Section 11.5.1), Section 3.3 (No Other Licenses), Article 5 (Payment) (limited to payments that remain due and owing to Hengrui at the time of such expiration or termination). Sections 6.2 (Audits), 7.1 (Ownership). 7.2 (Patent Prosecution and Maintenance) and 7.3 (Enforcement of Patent Rights) (limited to suits that are pending as of the time of such expiration or termination). Article 8 (Representations and Warranties), Sections 9.2 (Obligations of Confidentiality and Non-Use), 11.1 (Term) (with respect to the second sentence), 11.4 (Termination for Convenience) (with respect to the second sentence), and 11.5 (Effect of Expiration or Termination), and Article 12 (General Provisions) shall survive the expiration or termination of this Agreement.

11.5.2 To the extent the Agreement is only partially terminated, the licenses granted to Arcutis in Section 3.1 shall terminate solely with respect to the Licensed Compound(s), Licensed Product(s) and country(ies) in which the termination becomes effective; provided, however, that Arcutis and other Selling Parties, as applicable, shall be permitted to distribute and sell all Licensed Products that were in inventory or in production on an effective termination date during the Commercialization Wind-Down Period, in accordance with the terms of this Agreement.

11.5.3 Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any Sublicense any Sublicensee hereunder, and thereafter:

(a) each such Sublicensee of Arcutis or of any of its Sublicensees in any tier shall be considered a direct licensee of Hengrui, provided that (i) Arcutis has first represented and warranted to Hengrui that, to Arcutis’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such Sublicensee agrees inwriting to assume all applicable obligations of Arcutis under this Agreement; and

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(b) each such Sublicensee of Hengrui or of any of its Sublicensees in any tier shall be considered a direct licensee of Arcutis, provided that (i) Hengrui has first represented and warranted to Arcutis that, to Hengrui’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such Sublicensee agrees inwriting to assume all applicable obligations of Hengrui under this Agreement.

11.5.4 Except where inconsistent with any Sublicense that is to survive termination pursuant to Section 11.5.3 above, and subject to Sections 3.3 and 11.5.5, Hengrui shall have the right to Exploit Licensed Products itself or with one or more Third Parties in the Field in the Territory, and shall have the right, without obligation to Arcutis, to take any such actions in connection with such activities as Hengrui (or its designee), at its discretion, deems appropriate.

11.5.5 Except in the case of termination by reason of Hengrui’s breach. Arcutis agrees to grant and hereby grants to Hengrui the option, exercisable within sixty (60) days of the effective date of termination or expiration of the Term to negotiate an exclusive or nonexclusive, royalty-bearing license to all or part of Arcutis’s Background Technology, if any, in existence on such effective date of termination or expiration and required for Hengrui’s Exploitation in the Field in the Territory of those Licensed Products (if any) that were under development, or being commercialized by Arcutis or its Affiliate or Sublicense in the Field in the Territory as of or within ninety (90) clays prior to such effective date of termination or expiration. such license to cover the right to do the foregoing under such Background Technology (the “Hengrui Option”). Hengrui may exercise the Hengrui Option by providing written notice to Arcutis of exercise of the Hengrui Option and describing the Background Technology it wishes to license. In such case, the Parties will negotiate in good faith the terms of such a license. In the event the Parties are unable to agree upon such terms within sixty (60) days, neither Party will be obligated to enter into such a license with the other.

ARTICLE XII

GENERAL PROVISIONS

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

12.2 Dispute Resolution. The Parties shall meet and discuss in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle any dispute, controversy or claim arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any Patent Controversy, or (b) any bona fide Third Party action or proceeding filed or instituted in an action or proceeding by a Third Party against a Party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such

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Rules. Any such arbitration shall be held in Hong Kong. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration (including attorneys’ fees and expenses of the Parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute. controversy or claim hereunder.

12.3 Patent Controversies. Notwithstanding anything in this Agreement to the contrary, any Patent Controversy shall be subject to adjudication in accordance with the Applicable Laws of the country or jurisdiction in which the relevant Patent Right is pending or has been issued. The Parties agree that the venue of any such adjudication involving a Patent Right pending in or issued by the United States shall be a U.S. Federal District Court (or appellate body, as necessary) sitting in San Francisco, California. U.S.A. and for a Patent Right pending in or issued by any other country, any competent court having jurisdiction over the subject of the Patent Controversy sitting in the capital of such country (or if there is not any such competent court in the capital, a location reasonably proximate to the capital), and each Party irrevocably submits to the jurisdiction of such court. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, including any forum non conveniens argument, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

12.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may assign this Agreement without such consent to its Affiliate or its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets. Any Party making any a permitted assignment shall give the other Party a prompt written notice of such assignment. Any permitted assignment shall be binding on the successors, heirs, and assigns of the assigning Party. Any assignment in violation of this Section 12.4 shall be null and void.

12.5 Publicity — Use of Name. Neither Party shall be permitted to use the name, or any proprietary trademarks, tradenames, trade dress or logos (“Marks”) of the other Party, or its Affiliates, or its Sublicensees, in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

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12.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall to that extent be considered severed from this Agreement, and the remainder of this Agreement will remain in full force and effect. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the Parties’ original goals and interests when entering this Agreement may be realized and protected.

12.7 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

12.8 Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party shall have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

12.9 Exhibits. All Exhibits to this Agreement shall form an integral part of this Agreement.

12.10 Entire Understanding. This Agreement contains the entire understanding between the Parties hereto with respect to its subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

12.11 Amendments. No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.12 Interpretation. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall he applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” or “includes” as used herein means including or includes, without limiting the generality of any description preceding such term. All references in this Agreement to the singular shall include the plural where applicable.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the Parties. The signatures of all the Parties do not need to be on the same counterpart for it to be effective. Delivery of an executed counterpart’s signature page of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

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12.14 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Hengrui:	Jiangsu Hengrui Medicine Co., Ltd.
7 Kunlunshan Road, Economy and Technology Development Zone. Lianyungang, Jiangsu, China

[***]

with a copy to (which will not constitute notice):

Greenberg Traurig, LLP One International Place, Suite 2000 Boston, MA 02110 Attention: Fang Xie, Ph.D.

If to Arcutis:	Arcutis, Inc.
70 Willow Road, Suite 200 Menlo Park, CA 94025 USA Attention: President

with a copy to (which will not constitute notice):

Fenwick and West, LLP 555 California St. 12th Floor San Francisco, CA 94104 Attention: Matt Rossiter; Stefano Quintini

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Jiangsu Hengrui Medicine Co., Ltd.

By:	/s/ Piaojang Sun

Name:	Piaojang Sun
Title:	Chairman of the Board

Arcutis, Inc.

By:	/s/ Bhaskar Chaudhuri

Name:	Bhaskar Chaudhuri
Title:	Executive Chairman

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Exhibit A

Licensed Patent Rights

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Exhibit B

Option Period Studies

[***]

AMENDMENT NO. 1 TO

EXCLUSIVE OPTION AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Exclusive Option and License Agreement dated as of January 4, 2018 (the “Agreement”), by and between Arcutis, Inc., a United States corporation incorporated in the State of Delaware (“Arcutis”) and Jiangsu Hengrui Medicine Co., Ltd., a Chinese corporation (“Hengrui”) is entered into as of ______________, 2019 (the “Amendment Effective Date”).

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A. Pursuant to the Agreement, Hengrui granted Arcutis an exclusive option to obtain an exclusive license under the Licensed Technology for the development of topical therapeutic products.

B. The parties now desire to amend the Agreement to extend the Option Period.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Except as defined in this Amendment, the capitalized terms used herein shall have the same meanings as ascribed to them in the Agreement.

2. Amendment. Section 1.24 (Option Period) is hereby deleted and replaced with the following:

“Option Period” means the period of time commencing on the Effective Date and ending on January 1, 2020.

3. Effect of Amendment. The parties agree that this Amendment shall be deemed to have been in full force and effective as of the Amendment Effective Date. All the terms and conditions of the Agreement shall continue in full force and effect except as modified by the terms of this Amendment.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together constitute one instrument.

IN WITNESS WHEREOF, Arcutis and Hengrui have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the Amendment Effective Date.

Arcutis, Inc.	Jiangsu Hengrui Medicine Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: